EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-50132 and 333-75014) pertaining to the 1998 Incentive Compensation Plan of BKF Capital Group, Inc. of our report dated March 3, 2004 (except for the last two paragraphs of Note 13, as to which the date is November 2, 2005) with respect to the consolidated financial statements of BKF Capital Group, Inc. for the year ended December 31, 2003 included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004 and incorporation of our report dated March 3, 2004 (except for the last two paragraphs of Note 13, as to which the date is November 2, 2005) with respect to the consolidated financial statements of BKF Capital Group, Inc. for the year ended December 31, 2003 in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
New York, New York
November 2, 2005